Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 30, 2008, except for Note 21 and Note 22 for which the date is June 13, 2008, in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-150760) and related Prospectus of Noranda Aluminum Holding Corporation for the registration of shares of its common stock.

/s/ ERNST & YOUNG LLP

Nashville, Tennessee

July 10, 2008